UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2012

Kohlberg Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 MADISON AVENUE

NEW YORK, NY 10017

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 455-8300

Not applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Kohlberg Capital Corporation (the “Company”) held a Special Meeting of Shareholders on June 22, 2012 (the “Special Meeting”).  At the Special Meeting, the Company submitted one proposal to the vote of the shareholders, which is described in detail in the Company’s proxy statement dated May 1, 2012. As of April 24, 2012, the record date for the Special Meeting, 26,609,963 shares of common stock were eligible to be voted, and 15,080,026 of those shares were voted in person or by proxy at the Special Meeting.

The Company’s shareholders approved the proposal to authorize the Company to, in one or more public or private offerings of its common stock, sell or otherwise issue shares of its common stock or warrants, options or rights to acquire its common stock at a price below the then current net asset value per share of such common stock, subject to certain conditions. The results of the vote were as follows:

	Total Votes For	Total Votes Against	Total Votes Abstained
All Shareholders	11,622,849	3,345,956	111,221
All Shareholders Excluding Affiliates	10,361,285	3,345,956	111,221

*	Of the 26,609,963 shares of the Company’s common stock eligible to vote as of the record date for the Special Meeting, 21,748,399 shares of the Company’s common stock were held by persons or entities not affiliated with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: June 25, 2012

Kohlberg Capital Corporation

By:	/s/ Edward U. Gilpin
Name: Edward U. Gilpin
Title: Chief Financial Officer